                                                                 Exhibit 1.A.(5)


Hartford Life Insurance Company
Hartford, Connecticut
(A stock insurance company)

Will pay the Death Proceeds to the
Beneficiary upon receipt at our Office
in Hartford, Connecticut of due proof
of the insured's death while this contract was in force.



Signed for the Company

/s/ John P. Ginnetti
          John P. Ginnetti, SECRETARY



/s/ R. Fred Richardson

R. Fred Richardson, PRESIDENT

READ YOUR POLICY CAREFULLY
This is a legal contract between you and us.

RIGHT TO CANCEL
We want you to be satisfied with the contract you have purchased. We urge you to examine it closely. If, for any reason, you are not satisfied, you may return the contract to us or to the agent from whom it was purchased within ten days after you received it and it will be cancelled. In the event a Securities and Exchange Commission rule requires a longer cancellation period (as described in your prospectus), the specified 10 day period will be appropriately increased. If the contract is cancelled, we will pay you an amount equal to the greater of: (1) the initial premium paid; or (2) the Cash Value of the contract on the date we receive the returned contract plus any contract charges which may have been deducted.



Insurance Payable at Death
Flexible Premium Payments
Non-Participating


THE DEATH PROCEEDS AND CASH VALUES
PROVIDED BY THIS CONTRACT ARE BASED
ON THE INVESTMENT EXPERIENCE OF A SEPARATE
ACCOUNT.  THEY ARE VARIABLE AND NOT
GUARANTEED AS TO FIXED DOLLAR AMOUNT.
SEE PAGE 6 FOR A DESCRIPTION OF THE
DEATH BENEFIT.

                                                                FLEXIBLE PREMIUM
                                                                    VARIABLE
                                                                  LIFE CONTRACT

                                TABLE OF CONTENTS
                                                                            Page
Contract Specifications                                                       3

Definitions                                                                   5

Death Benefit                                                                 6

Premiums                                                                      7

Insurance Continuation                                                        7

Cash Value                                                                    8

Deduction Amount                                                              8

Valuation Provisions                                                          8

Surrender                                                                    10

Contract Loans                                                               10

Ownership and Beneficiary                                                    11

The Contract                                                                 11

Income Settlement Options
  and any Riders follow Page                                                 13

                             CONTRACT SPECIFICATIONS


INITIAL PREMIUM                            INSURED
DATE OF ISSUE                              INITIAL DEATH BENEFIT
MONTHLY ANNIVERSARY DAY                    CONTRACT DATE
MATURITY DATE                              CONTRACT NUMBER
REINSTATEMENT PREMIUM                      PLAN  FLEXIBLE PREMIUM VARIABLE LIFE
   GREATER OF $5000 OR 75% OF
   ATTAINED AGE GUIDELINE SINGLE           LOAN ACCOUNT A -          6% PER YEAR
   PREMIUM AS DEFINED BY THE               MAXIMUM INTEREST RATE      IN ARREARS
   INTERNAL REVENUE CODE
                                           LOAN ACCOUNT B            8% PER YEAR
                                           MAXIMUM INTEREST RATE      IN ARREARS
OWNER
BENEFICIARY  AS SPECIFIED IN APPLICATION
- -------------------------------------------------------------------------------
                             DEFERRED EXPENSE CHARGE

UPON SURRENDER OF THE CONTRACT DURING THE FIRST 10 CONTRACT YEARS, A CHARGE WILL BE EFFECTIVE. THIS CHARGE IS A PERCENTAGE OF PREMIUMS PAID. THE PERCENTAGE EQUALS 5% IN CONTRACT YEARS 1 THROUGH 5, THEREAFTER IT DECLINES 1/12 OF 1% ON EACH SUCCESSIVE MONTHLY ANNIVERSARY DAY UNTIL REACHING 0% FOR THE 120TH AND LATER MONTHLY ANNIVERSARY DAYS.

- -------------------------------------------------------------------------------
                               PREMIUM TAX CHARGE

A PREMIUM TAX CHARGE WILL BE DEDUCTED ON A PRO-RATA BASIS FROM AMOUNTS IN EACH SUB-ACCOUNT. THE CHARGE FOR THIS POLICY EQUALS 2.5% OF PREMIUMS PAID.

- -------------------------------------------------------------------------------
                             ADMINISTRATIVE CHARGES

AN ADMINISTRATIVE CHARGE WILL BE DEDUCTED ON A PRO-RATA BASIS FROM AMOUNTS IN EACH SUB-ACCOUNT. DURING THE FIRST CONTRACT YEAR THE MONTHLY CHARGE WILL BE DEDUCTED ON THE FIRST 11 MONTHLY ANNIVERSARY DAYS IN AN AMOUNT EQUAL TO $.2273 PER THOUSAND OF INITIAL DEATH BENEFIT SUBJECT TO A MINIMUM CHARGE OF $9.09 AND A MAXIMUM CHARGE OF $45.45.

FOR CONTRACT YEARS 2 AND BEYOND, THE MONTHLY CHARGE WILL EQUAL $6.25 ON EACH MONTHLY ANNIVERSARY DAY.
- -------------------------------------------------------------------------------
                                 TRANSFER CHARGE

A CHARGE OF $15 WILL BE DEDUCTED FROM THE TOTAL AMOUNT TRANSFERRED.





NOTE: IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE SHOWN WHERE PREMIUMS AND INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE. COVERAGE MAY ALSO BE AFFECTED BY CHANGES IN COST OF INSURANCE RATES.

INSURANCE CLASS STANDARD                   INSURED  NATHAN HALE

AGE   35                                   INITIAL DEATH BENEFIT  $115,560

DATE OF ISSUE  7-1-85                      CONTRACT NUMBER  012345

- -------------------------------------------------------------------------------
                             DESCRIPTION OF BENEFITS


FORM NUMBERS        FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
   HL-
11200, 11261
11191, 11192
11193, 11194
11195, 11196


- -------------------------------------------------------------------------------
                              AVAILABLE SUB-ACCOUNTS

THE INITIAL PREMIUM PAYMENT WILL BE PLACED IN THE MONEY MARKET FUND DURING THE "RIGHT TO CANCEL" PERIOD. ONCE THAT PERIOD HAS EXPIRED, THE ACCUMULATION UNITS IN THE MONEY MARKET FUND WILL BE TRANSFERRED (AT NO CHARGE) TO THE FUNDS SPECIFIED IN YOUR APPLICATION.

   ACCOUNT                                      BASED ON
FIXED INCOME FUND SUB ACCOUNT              HVA FIXED INCOME FUND, INC.
STOCK FUND SUB ACCOUNT                     HVA STOCK FUND, INC.
MONEY MARKET FUND SUB ACCOUNT              HVA MONEY MARKET FUND, INC.
ADVISERS FUND SUB ACCOUNT                  HVA ADVISERS FUND, INC.
GOVERNMENT SECURITIES FUND SUB ACCOUNT     HVA GOVERNMENT SECURITIES FUND, INC.
AGGRESSIVE GROWTH FUND SUB ACCOUNT         HVA AGGRESSIVE GROWTH FUND, INC.
GNMA FUND SUB ACCOUNT                      HVA GNMA FUND, INC.

           OR OTHER FUNDS AS MAY BE MADE AVAILABLE FROM TIME TO TIME.







- -------------------------------------------------------------------------------





                               PAGE 3 (continued)

DEFINITIONS    The definitions in this section apply to the following words and phrases whenever and wherever they appear in this Contract.

               WE, US, OUR:  The Hartford Life Insurance Company.

               YOU, YOUR:  the Owner of this Contract.

               THE INSURED: the person whose life is insured under this Contract as shown on Page 3.

               AGE: the insured's age at the insured's birthday nearest the Contract Anniversary.

               IN WRITING: in a written form satisfactory to us and filed at our office in Hartford, Connecticut. All correspondence with us should be sent to our office at Hartford Plaza, Hartford, Connecticut 06115.

               CONTRACT ANNIVERSARY: an anniversary of the Contract Date. Similarly, Contract Years are measured from the Contract Date. The Contract Date is shown on Page 3.

               MONTHLY ANNIVERSARY DAY: the day of each month on which all charges are deducted from the Sub-Accounts of this Contract. It is shown on Page 3.

               SEPARATE ACCOUNT: An account entitled Separate Account One which has been established by The Hartford to separate the assets funding the variable benefits for the class of Contracts to which this Contract belongs from the other assets of The Hartford. Separate Account One will have the Funds listed on Page 3 of this Contract as its underlying investments.

               SUB-ACCOUNTS: The Subdivisions of the Separate Account which are used to determine how the Owner's Cash Value less indebtedness is allocated among the Funds.

               LOAN ACCOUNTS: One or more accounts established for any amounts transferred from the Sub-Accounts as a result of requested loans. These accounts are credited with fixed rates of interest and are not based on the experience of any Separate Account. The Accounts are described in the Loan Section of the Contract.

               FUNDS: the registered management investment companies, in which the assets of the Separate Account may be invested.

               DEATH PROCEEDS: the amount which we will pay on the death of the insured. This equals the Death Benefit as described in the Death Benefit Section less any indebtedness due us.

               INDEBTEDNESS: all outstanding loans secured by this Contract, including any interest due or accrued.

               ACCUMULATION UNIT: an accounting unit of measure used to calculate the value of a Sub-Account.

               CASH VALUE: equals the current value of the Accumulation Units plus the value of the Loan Accounts under the Contract.

               CONTRACT VALUE: the Cash Value less any applicable deferred expense charges, any premium tax charge due and unpaid, and any indebtedness.

               COVERAGE AMOUNT: the amount of our insurance risk at any time. The Coverage Amount is also the basis of the Monthly Deduction Amount for the cost of insurance.

               GUIDELINE PREMIUM LIMITATION: is the maximum amount of premium which may be contributed under this Contract. It is shown on Page 3. This limitation is based on the Internal Revenue Code, as amended.

               PREMIUM TAX CHARGE: A charge to cover the amount of tax, if any, charged by a state or jurisdiction on premium paid. The charge specified on Page 3 is a countrywide average of this tax.

               VALUATION DAY:  the date on which a Sub-Account is valued.

               VALUATION PERIOD: the period of time between the close of business on successive Valuation Days.

DEATH BENEFIT  GENERAL

               The Initial Death Benefit is shown on Page 3. On any day, the Death Benefit is the greater of:

                 a)  the Initial Death Benefit; or
                 b) the Cash Value on the date of death multiplied by the appropriate percentage described below. The applicable percentage is as follows:

               If your attained Age as of the     The applicable percentage will
               beginning of the Contract          decrease by a ratable portion
               Year is:                           for each full year:


                   More than:    But less than:              From:          To:
                        0             40                      250           250
                       40             45                      250           215
                       45             50                      215           185
                       50             55                      185           150
                       55             60                      150           130
                       60             65                      130           120
                       65             70                      120           115
                       70             75                      115           105
                       75             90                      105           105
                       90             95                      105           100



               The Death Proceeds are the amount which we will pay on the death of the Individual. This equals the Death Benefit less any indebtedness due us.

               COVERAGE AMOUNT

               The Coverage Amount on the Contract Date is equal to the Initial Death Benefit on Page 3 less the Cash Value. The Coverage Amount is set on the Contract Date on each Monthly Anniversary Day. This Amount remains level until the next Monthly Anniversary Day. It may be adjusted on Monthly Anniversary Days by the Minimum Coverage Amount described below.

               On any Monthly Anniversary Day, the Coverage Amount equals the Initial Death Benefit less the Cash Value on that date, subject to the Minimum Coverage Amount described below.

               MINIMUM COVERAGE AMOUNT

               To ensure that the Contract continues to qualify as life insurance under the Internal Revenue Code, on any Monthly Anniversary Day we will automatically increase the Coverage Amount under this Contract so that the Coverage Amount will never be allowed to reach an amount less than the applicable percentage of the Cash Value. The applicable percentage is as follows:

               If your attained Age as of the     The applicable percentage will
               beginning of the Contract          decrease by a ratable portion
               Year is:                           for each full year:


                   More than:     But less than:             From:          To:
                        0             40                      150           150
                       40             45                      150           115
                       45             50                      115            85
                       50             55                       85            50
                       55             60                       50            30
                       60             65                       30            20
                       65             70                       20            15
                       70             75                       15             5
                       75             90                        5             5
                       90             95                        5             0


PREMIUMS       GENERAL

               The Initial Premium is due on the Contract Date. No insurance is effective until the Initial Premium is paid. The Initial Premium is shown on Page 3.

               All premiums are payable either:


               a) at our office in Hartford, Connecticut; or
               b) to our authorized agent in exchange for a receipt signed by our President or Secretary and countersigned by such agent.

               The Initial Premium is applied directly to the purchase of Accumulation Units in the Sub-Account specified on Page 3. Subsequent premiums are applied to the purchase of Accumulation Units specified in your application or as otherwise requested by you.

               FLEXIBLE PREMIUM PAYMENTS

               Subject to the Guideline Premium Limitation, we will accept additional premiums at any time prior to the Maturity Date. The actual amount and frequency of any payments made will affect the Cash Value and the amount and duration of insurance provided by this Contract.

               PREMIUM LIMITATION

               Within 60 days after the end of a Contract Year, we may refund premiums in order to comply with the Guideline Premium Limitation shown on Page 3. We may refuse to accept, or require proof of insurability for, any premium that would cause an increase in the Coverage Amount. We will accept, however, any premium required to keep this Contract in force.

               GRACE PERIOD

               If the Contract Value on any Monthly Anniversary Day is not sufficient to pay the monthly Deduction Amount, a grace period will be provided. The grace period will be 61 days. During the grace period, the payment of premium sufficient for the payment of approximately three monthly Deduction Amounts will be required. Written notification will be sent to your last known address at least 61 days prior to the end of the grace period.
               If sufficient premium is not paid by the end of the grace period, the Contract will terminate without value. If the insured dies during the grace period, we will pay the Death Proceeds, less any unpaid Deduction Amounts.

               REINSTATEMENT

               This Contract may be reinstated, provided:
               a) you make your request within 5 years;
               b) it terminated because a grace period ended without sufficient premium being paid;
               c) evidence of insurability satisfactory to us is submitted;
               d) you pay the Reinstatement Premium shown on Page 3; and
               e) any Contract loans are re-paid.

               The reinstated Contract will be in force from the Monthly Anniversary Day on or following the day we approve the application for reinstatement. The Coverage Amount of the reinstated Contract cannot exceed the Coverage Amount at the time of lapse. The Cash Value of this Contract upon reinstatement will be the amount provided by the premium then paid less any required Deduction Amount.

INSURANCE
 CONTINUATION  GENERAL

               The Contract will continue in force until the Contract Value on any Monthly Anniversary Day is less than the required monthly Deduction Amount. In any case, the Contract will not continue beyond its Maturity Date. On the Maturity Date, we will pay you the Contract Value.

CASH VALUE     GENERAL

               The Cash Value on the Contract Date equals the Initial Premium less the Cost of Insurance charge for the first Contract Month.

               On each Monthly Anniversary Day, the Cash Value equals:
                  a)  the Accumulated Value in the Sub-Accounts; plus,
                  b)  the value of the Loan Accounts, if any; minus,
                  c)  the appropriate monthly Deduction Amount.

               On each Valuation Day (other than a Monthly Anniversary Day), the Cash Value equals:
                  a)  the Accumulated Value in the Sub-Accounts; plus,
                  b)  the Value of the Loan Accounts, if any.

               The Accumulated Value in any Sub-Account equals:
                  a)  the Number of Accumulation Units on the Valuation Day;
                      times
                  b)  the Accumulation Unit Value for each Sub-Account.

DEDUCTION
 AMOUNT        GENERAL

               The Deduction Amount on the Contract Date equals the Cost of Insurance charge for the first Contract Month.

               On each subsequent Monthly Anniversary Day, the Deduction Amount will equal:
                  a)  a Cost of Insurance charge; plus
                  b)  an Administrative Charge.

               We will subtract sufficient Accumulation Units to provide for the Deduction Amount on a pro-rata basis from the Accumulated Value of the Sub-Accounts on the Contract Date and on each Monthly Anniversary Day.

               The Cost of Insurance charge for any Contract month is equal to:

                  a) the monthly Cost of Insurance rate per $1,000; multiplied by,
                  b) the Coverage Amount on the Monthly Anniversary Day; divided by,
                  c)  $1,000.

               The Administrative Charge for any month and the years during which it will be charged are shown on Page 3.

               COST OF INSURANCE RATE

               The Cost of Insurance Rate is based on the age and the insuring class of the Insured. A different Cost of Insurance Rate may apply to any increase in Coverage Amount due to additional premium payments. The Cost of Insurance Rates for the initial Coverage Amount will not exceed those in the Table of Maximum Monthly Cost of Insurance Rates, shown on Page 3. If an increase in Coverage Amount is effected, a new Table of Maximum Monthly Cost of Insurance Rates may be sent to you, if required.

               Rates will be determined at the beginning of each Contract Year based on our expectation as to future experience. Any change we make will be on a uniform basis for Insureds of the same insuring age and classification and whose coverage has been in force for the same length of time. No change in classification or cost will occur on account of deterioration of the insured's health.

VALUATION
 PROVISIONS    ACCUMULATION UNITS

               Premiums are applied to provide Accumulation Units in each Sub-Account selected by you. The number of Accumulation Units credited to each Sub-Account is determined by dividing the premium allocated to a Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account, after receipt of the premium by us.

               The number of Accumulation Units will not be affected by any subsequent change in the value of the Units. The Accumulation Unit Values in each Sub-Account may increase or decrease daily as described below.

VALUATION
 PROVISIONS    ACCUMULATION UNIT VALUE
(Continued)
               The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by a Net Investment Factor for that Sub-
               Account for the Valuation Period then ended.  The Net Investment
               Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding fund at the end of the Valuation Period (plus the per share amount of any dividends or capital gain distributions by that Fund if the dividend date occurs in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period and subtracting from that amount any charges.

               PREMIUM TAX CHARGE


               The Premium Tax Charge shown on Page 3 will be deducted on the thirteenth Monthly Anniversary Day after the receipt of any premium payment or upon surrender of the Contract, if earlier.

               TRANSFER BETWEEN SUB-ACCOUNTS

               Upon request and as long as this Contract is in effect, we will transfer all or part of the Cash Value less indebtedness from one Sub-Account to another Sub-Account available under this Contract.

               The amount which may be transferred and the number of transfers will be limited by our rules then in effect. A Transfer Charge as specified on Page 3 will be deducted from any amount transferred.

               In the event of a transfer, the number of Accumulation Units credited to the Sub-Account from which the transfer is made will be reduced. The reduction will be determined by dividing:

                  1. the amount transferred, before reduction by the pro rata Transfer Charge, if any; by
                  2. the Accumulation Unit Value for that Sub-Account as of the next Valuation Period after we receive your request for transfer in writing.

               We will increase the number of Accumulation Units credited to the Sub-Account to which the transfer is being made. The increase will equal:

                  1. the amount transferred after the reduction by the pro rata transfer Charge, if any; divided by,
                  2. the Accumulation Unit Value for that Sub-Account determined as of the next Valuation Period after we receive the request at our Office.

               DEFERRAL OF PAYMENTS

               We may defer payment of any amounts which are based on Contract Values which do not depend on the investment performance of a Separate Account for up to six months from the date of the request.

               EMERGENCY PROCEDURE

               If a national stock exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that we cannot value the Sub-Accounts, we may postpone all procedures which require valuation of the Sub-Accounts until valuation is possible. Any provision of this Contract which specifies a Valuation Day will be superseded by the Emergency Procedure.




                                      Page

OWNERSHIP AND
 BENEFICIARY   CHANGE OF OWNER OR BENEFICIARY

               The Owner and Beneficiary will be those named in the application until you change them. To change the Owner or Beneficiary, notify us in writing while the Insured is alive. After we receive written notice, the change will be effective as of the date you signed such notice, whether or not the insured is living when we receive it. The change will be subject, however, to any payment we made or actions we may have taken before we received the notice.

               ASSIGNMENT

               You may assign this Contract. Until you notify us in writing, no assignment will be effective against us. We are not responsible for the validity of any assignment.

               VOTING RIGHTS

               We will notify you of any Fund shareholders' meetings at which shares held for your Account may be voted. We will also send proxy materials by which you may instruct us with respect to the voting of the shares held for your Account. We will honor any instructions received from you in regard to any of your Fund shares held by us. If you wish to attend any meeting at which shares you hold may be voted, you may request that we furnish a proxy or otherwise arrange for the exercise of voting rights with respect to the Fund shares held in your Account. In the event you give no instructions or if the Investment Company Act of 1940 or any rule promulgated thereunder should be amended, or if we determine we are permitted to vote the Fund shares, we may elect to do so.

               OWNER'S RIGHTS

               While the insured is alive and no Beneficiary is irrevocably named, you may:
               a) exercise all the rights and options that this Contract
                  provides or that we permit;
               b) assign this Contract; and
               c) agree with us to any change to this Contract.

               NO NAMED BENEFICIARY

               If no named Beneficiary survives the Insured, then, unless this Contract provides otherwise:
               a) you will be the Beneficiary; or
               b) if you are the Insured, your estate will be the Beneficiary.

THE CONTRACT   ENTIRE CONTRACT

               The entire Contract consists of this Contract and the application, a copy of which is attached, and any new applications for additional amounts of insurance (as described in the Premium section). The Contract is made in consideration of an application and the payment of the Initial Premium. We will not use any statement to void this Contract or to defend a claim under it, unless that statement is contained in an attached written application. All statements in the application will, in the absence of fraud, be deemed representations and not warranties.








                                      Page

THE CONTRACT   MODIFICATION
(Continued)
               The only way this Contract may be modified is by a written agreement signed by our President, or one of our Vice Presidents, Secretaries or Assistant Secretaries.

               NON-PARTICIPATION

               This Contract is non-participating. It does not share in our surplus earnings, so you will receive no dividends under it.

               MISSTATEMENT OF AGE

               If the age of the Insured is understated, the Coverage Amount will be recomputed at the correct age. On the date of death the Death Benefit will then be reduced by the difference between the Coverage Amount at the misstated age and the Coverage Amount at the correct age.

               If the age of the Insured is overstated, the Death Benefit will be adjusted by the return of all excess Cost of Insurance deductions prior to the date of the Insured's death.

               SUICIDE

               If, within 2 years from the Date of Issue, the Insured dies by suicide, while sane or insane, our liability will be limited to the Cash Value less indebtedness.

               If, within two years from the Date of Issue of any increase in Coverage Amount (as described in the Premium Section of this Contract), the Insured dies by suicide, while sane or insane, our liability will be limited to an amount equal to the Cost of Insurance for the increased amount only.

               INCONTESTABILITY

               We cannot contest this Contract after it has been in force, during the Insured's lifetime, for 2 years from its Date of Issue.

               Any increase in Coverage Amount (as described in the Premium Section of this contract) after the Date of Issue of this Contract will be incontestable only after the increase has been in force, during the Insured's lifetime, for two years from the Date of Issue of the increase.

               EXCHANGE PRIVILEGE

               If this Contract is in effect, you may exchange it:
                  1.  any time during the 24 months following its Date of Issue;
                  2. for a permanent life insurance contract offered by us on the life of the Insured;
                  3.  without evidence of insurability.


               The new contract will be issued by us:

                  1. with a Coverage Amount which equals or is less than the Coverage Amount in effect on the Exchange Date;
                  2. with premiums based on the same risk classification as this Contract.

               This exchange is subject to adjustments in payments and Cash Values to reflect variances, if any, in the payments and Cash Values under this Contract and the new contract.






                                      Page

THE CONTRACT   SEPARATE ACCOUNTS
 (Continued)
               We will have exclusive and absolute ownership and control of the assets of our Separate Accounts. The assets of a Fund will be available to cover the liabilities of our general account only to the extent that those assets exceed the liabilities of that Separate Account arising under the variable life insurance contracts supported by that Separate Account. The assets of a Fund will be valued at least as often as any Contract benefits vary but at least monthly. Our determination of the value of an Accumulation Unit by the method described in this Contract will be conclusive. The investment policy of the Separate Account will not be changed without the approval of the Insurance
               Commissioner of the State where this Contract is issued for delivery.

               MATURITY DATE

               No insurance coverage will be effective after the Maturity Date. It is the last date to which you may elect to pay premiums. If any Contract Value remains at the Maturity Date, it will be paid to you. It is possible that coverage may not continue to the Maturity Date, if premiums paid and investment experience are not sufficient to provide coverage to that date. Coverage may also be affected by changes in the Cost of Insurance rates.

               ANNUAL REPORT

               We will send you a report at least once each Contract Year. The report will contain reconciliation of any changes since the previous report in:
                  a)  Cash Value;
                  b)  Contract Value;
                  c)  premiums received;
                  d)  investment experience; and
                  e)  any Deductions made.

  OPTION 4 -- Payments, determined from the table below for the Option elected, LIFE INCOME are based on the payee's age nearest birthday on the day the first payment becomes due. The first payment will be due on the date proceeds are applied under this Option. The Life Income Options available are:

                  A)  Payments only while the payee is alive.

                  B) Payments guaranteed for 10 years; then continuing while the payee is alive.


                     Monthly Payments per $1000 of Proceeds

        Payee's  Option 4A    Option 4B    Payee's    Option 4A      Option 4B
          Age    Life Only  10 Yr.Certain    Age      Life Only   10 Yr. Certain

           20       3.29         3.29         68         6.37           6.08
           25       3.38         3.38         69         6.57           6.24
           30       3.49         3.49         70         6.79           6.40
           35       3.63         3.62         71         7.02           6.56
           40       3.81         3.80         72         7.27           6.73
           45       4.03         4.01         73         7.54           6.91
           50       4.32         4.29         74         7.83           7.09
           51       4.38         4.35         75         8.14           7.27
           52       4.45         4.41         76         8.47           7.46
           53       4.52         4.48         77         8.84           7.65
           54       4.60         4.55         78         9.22           7.83
           55       4.68         4.63         79         9.64           8.01
           56       4.77         4.71         80        10.10           8.19
           57       4.86         4.80         81        10.58           8.36
           58       4.96         4.88         82        11.11           8.53
           59       5.06         4.96         83        11.67           8.69
           60       5.17         5.08         84        12.27           8.83
           61       5.29         5.18         85        12.92           8.97
           62       5.42         5.29         86        13.61           9.09
           63       5.55         5.41         87        14.35           9.20
           64       5.69         5.53         88        15.13           9.30
           65       5.85         5.66         89        15.97           9.39
           66       6.01         5.80         90        16.85           9.47
           67       6.19         5.94


     Signed for the HARTFORD LIFE INSURANCE COMPANY


     /s/ John P. Ginnetti                         /s/ R. Paul Richardson
         John P. Ginnetti, SECRETARY                  R. Paul Richardson, Agent

[LOGO THE HARTFORD]



HARTFORD LIFE INSURANCE COMPANY
HARTFORD, CONNECTICUT
(A stock insurance company)





Insurance Payable at Death
Flexible Premium Payments
Non-Participating















FLEXIBLE PREMIUM
    VARIABLE
 LIFE CONTRACT